EXHIBIT 16.2




December 20, 1999


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Turbodyne Technologies and subsidiaries and, under the date of March 15, 1999, except for note 12, which is as of April 1, 1999, we reported on the consolidated financial statements of Turbodyne Technologies and subsidiaries as of and for the years ended December 31, 1997 and 1998. On November 29, 1999, we resigned as principal accountants. We have read Turbodyne Technologies' statements included under Item 4 of its Form 8-K/A dated December 15, 1999, and we agree with such statements.

Very Truly Yours,

/S/ KPMG LLP

signed/KPMG LLP